UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2020

FATHOM HOLDINGS INC.

(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)

001-39412		82-1518164
(Commission File Number)		(IRS Employer Identification No.)

211 New Edition Court, Suite 211, Cary, North Carolina, 27511

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 888-455-6040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	FTHM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On July 30, 2020, Fathom Holdings Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Glenn Sampson, as selling shareholder (the “Selling Shareholder”), and Roth Capital Partners, LLC (the “Underwriter”) pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-235972), which was initially filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2020, subsequently amended thereafter, and declared effective by the Commission on July 30, 2020 (the “Registration Statement”), with respect to an aggregate of 3,430,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), at a public offering price of $10.00 per share. Pursuant to the Underwriting Agreement, the Company also granted the Underwriter an option (the “Option”), exercisable not later than 45 days after the date of the Underwriting Agreement, to purchase up to 327,000 additional shares of Common Stock from the Company and up to 187,500 shares of Common Stock from the Selling Shareholder.

Pursuant to the Underwriting Agreement, upon the closing of the offering, we issued to the Underwriter a warrant to purchase up to 240,100 shares of Common Stock, which is equal to 7% of the total shares sold in the initial closing of the offering. The underwriter warrant is exercisable at a per share exercise price of $11.00, which is equal to 110% of the public offering price per share of Common Stock sold in the offering. The underwriter warrant is exercisable at any time and from time to time from and after January 26, 2021, which is 180 days following the effective date of the Registration Statement, and through and including July 30, 2025, the fifth anniversary of such effective date. A copy of the underwriter warrant is filed as Exhibit 4.1 hereto.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Selling Shareholder, and customary conditions to closing, indemnification obligations of the Company, the Selling Shareholder, and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, the Company, each of its officers and directors have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Common Stock or other securities convertible into or exercisable or exchangeable for shares of our Common Stock for a period of 180 days after July 30, 2020 without the prior written consent of the Underwriter.

The Underwriting Agreement is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The closing occurred on August 4, 2020, following satisfaction of the closing conditions set forth in the Underwriting Agreement. At the closing, the Company issued 3,430,000 shares of Common Stock. The Company received net proceeds of approximately $31.75 million after deducting underwriting discounts and commissions payable by the Company in connection with the offering.

The foregoing descriptions of the offering and the documentation related thereto do not purport to be complete and are qualified in their entirety by reference to the Company’s registration statement, as amended, filed with the Commission.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the offering discussed in Item 1.01 of this Report and as described in the Registration Statement for the offering, the Company amended its Restated Articles of Incorporation to affect a 4.71352-for-1 reverse stock split that was effective as of July 27, 2020. The amendment is filed as Exhibit 3.1 hereto.

As a result of the reverse stock split, the shares reserved under the Company’s 2017 Stock Plan and 2019 Omnibus Stock Incentive Plan were adjusted by the reverse split ratio. Copies of those plans, as adjusted to give effect to the reverse stock split, are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto.

Item 8.01	Other Events.

On July 30, 2020, the Company issued a press release announcing the pricing of its initial public offering. A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

1.1	Form of Underwriting Agreement.*

3.1	Articles of Amendment to the Restated Articles of Incorporation of Fathom Holdings Inc., effective July 27, 2020.

4.1	Underwriter Warrant issued August 4, 2020.

10.1	Fathom Holdings Inc. 2017 Stock Plan.

10.2	Fathom Holdings Inc. 2019 Omnibus Stock Incentive Plan.

99.1	Press Release, dated July 30, 2020.

* Incorporated by reference from Registrant’s registration statement on Form S-1/A, filed on July 16, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FATHOM HOLDINGS INC.
Date: August 4, 2020

/s/ Marco Fregenal
Marco Fregenal
President and Chief Financial Officer